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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Johnson                          William             R
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   (Last)                           (First)             (Middle)

    3100 AMS Boulevard
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                                    (Street)
    Green Bay                        WI                   54313

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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     American Medical Security Group, Inc.  (AMZ)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Day/Year

     1/20/2003

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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                         2.           Deemed Exec-  Code         ------------------------------- Owned Follow-  (D) or    Indirect
1.                       Transaction  ution Date,   (Instr. 8)                   (A)             ing Reported   Indirect  Beneficial
Title of Security        Date         if any        ------------     Amount      or     Price    Transactions   (I)       Ownership
(Instr. 3)               (mm/dd/yy)   (mm/dd/yy)     Code     V                  (D)             (Instr.3 & 4)  (Instr.4) (Instr. 4)
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


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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                                                                                                          Deriv-    Form
            2.                                                                                            ative     of
            Conv-                              5.                              7.                         Secur-    Deriv-   11.
            ersion                             Number of                       Title and Amount           ities     ative    Nature
            or                                 Derivative    6.                of Underlying     8.       Bene-     Secur-   of
            Exer-            3A.      4.       Securities    Date              Securities        Price    ficially  ity:     In-
            cise    3.       Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct   direct
1.          Price   Trans-   Exec-    action   or Disposed   Expiration Date   ----------------  Deriv-   Follow-   (D) or   Bene-
Title of    of      action   ution    Code     of(D)         (Month/Day/Year)            Amount  ative    ing Rep-  In-      ficial
Deriv-      Deriv-  Date     Date,    (Instr.  (Instr. 3,    ----------------            or      Secur-   orted     direct   Owner-
ative Sec-  ative   (Month/  if any   8)       4 and 5)      Date     Expira-            Number  ity      Trans-    (I)      ship
urity       Secur-  Day/     (mm/dd   ------   ------------  Exer-    tion               of      (Instr.  action(s) (Instr.  (Instr.
(Instr.3)   ity     Year)    /yy)     Code V    (A)   (D)    cisable  Date     Title     Shares  5)       (Instr.4) 4)       4)
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


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Non-Emp-    $14.41  01/20/03          A         6,700        (1)      01/19/15 Common    6,700            6,700     D
loyee Dir-                                                                     Stock
ector Stock
Option (Right
to Buy)
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
Explanation of Responses:

(1) Option vests in three (3) equal annual installments beginning 1/20/2004.


/s/ Cheryl A. Thomson                                    1/22/03
---------------------------------------------            -----------------------
    **Signature of Reporting Person                      Date
      Attorney-in-Fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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